Exhibit 2:


                                   AGREEMENT

                                      AND

                                 PLAN OF MERGER

                                    BETWEEN

                         CELESTIAL VENTURES CORPORATION

                                      AND

                             POLYMER DYNAMICS, INC.

ARTICLE 1:        THE MERGER.............................................................................1
          1.1     The Merger.............................................................................1
          1.2     Effect of the Merger...................................................................1
          1.3     Further Assurances.....................................................................2
          1.4     Effective Time; Effective Date.........................................................2
          1.5     Conversion of Securities...............................................................2
          1.6     Exchange Procedures....................................................................4
          1.7     The Closing............................................................................5
          1.8     Dissenting Shares......................................................................5
          1.9     Conversion Transactions................................................................6
          1.10    Tax-Free Reorganization................................................................6
          1.11    Ratification of Celestial Reverse Stock Split..........................................6
          1.12    Satisfaction of Preemptive Rights......................................................6
          1.13    Ratification of Series A Preferred Shares Conversion...................................6

ARTICLE 2:        REPRESENTATIONS AND WARRANTIES OF PDI..................................................6
          2.1     Incorporation of PDI...................................................................6
          2.2     Authorization..........................................................................7
          2.3     Non-Contravention......................................................................7
          2.4     Consents...............................................................................7
          2.5     Capitalization of PDI..................................................................7
          2.6     Stock Options, Warrants and Conversion Rights..........................................8
          2.7     Subsidiaries...........................................................................8
          2.8     Financial Statements...................................................................8
          2.9     Absence of Adverse Changes.............................................................8
          2.10    Undisclosed Liabilities................................................................9
          2.11    Title to Properties and Absence of Liens...............................................9
          2.12    Contracts and Leases...................................................................9
          2.13    Litigation.............................................................................9
          2.14    Taxes..................................................................................9
          2.15    ERISA Plans............................................................................9
          2.16    Labor Relations........................................................................9
          2.17    Environmental Matters.................................................................10
          2.18    Required Consent......................................................................10
          2.19    Corporate Records.....................................................................10
          2.20    Accounting Controls...................................................................10
          2.21    Brokers and Financial Advisers........................................................11

ARTICLE 3:        REPRESENTATIONS AND WARRANTIES OF CELESTIAL...........................................11
          3.1     Incorporation of Celestial............................................................11
          3.2     Authorization.........................................................................11
          3.3     Non-Contravention.....................................................................11
          3.4     Consents..............................................................................12
          3.5     Capitalization of Celestial...........................................................12

          3.6     Stock Options and Conversion Rights...................................................12
          3.7     Subsidiaries..........................................................................12
          3.8     Financial Statements..................................................................12
          3.9     Absence of Adverse Changes............................................................12
          3.10    Undisclosed Liabilities...............................................................12
          3.11    Title to Properties and Absence of Liens..............................................13
          3.12    Contracts and Leases..................................................................13
          3.13    Litigation............................................................................13
          3.14    Taxes.................................................................................13
          3.15    ERISA Plans...........................................................................13
          3.16    Employees.............................................................................13
          3.17    Environmental Matters.................................................................13
          3.18    Corporate Records.....................................................................14
          3.19    Accounting Controls...................................................................14
          3.20    Insurance.............................................................................15
          3.21    SEC Reports...........................................................................15
          3.22    Takeover Laws.........................................................................15
          3.23    Required Consent......................................................................15
          3.24    Brokers and Financial Advisers........................................................15
          3.25    Survival of Guarantees................................................................15
          3.26    Interim Financial Information.........................................................16
          3.27    Qualified Small Business Stock........................................................16

ARTICLE 4:        COVENANTS OF PDI......................................................................16
          4.1     Certain Actions Pending Merger........................................................16
          4.2     PDI Stockholders' Consent.............................................................17
          4.3     Rule 145 Affiliates...................................................................17

ARTICLE 5:        COVENANTS OF CELESTIAL................................................................17
          5.1     Celestial Stockholders' Consent.......................................................17
          5.2     Certain Other Covenants by Celestial..................................................17
          5.3     The Guarantees........................................................................18
          5.4     Delivery of Stock.....................................................................18

ARTICLE 6:        ADDITIONAL AGREEMENTS OF PDI AND CELESTIAL............................................18
          6.1     Reasonable Best Efforts...............................................................18
          6.2     Stockholder Approvals.................................................................19
          6.3     Information Statement.................................................................19
          6.4     Press Releases........................................................................19
          6.5     Access; Information; Updated Disclosure Statement.....................................20
          6.6     Acquisition Proposals.................................................................20
          6.7     Confidentiality.......................................................................21
          6.8     Indemnification.......................................................................21

ARTICLE 7:        CONDITIONS TO OBLIGATIONS OF PDI......................................................21
          7.1     Representations and Warranties........................................................21
          7.2     Performance of Covenants..............................................................21
          7.3     Delivery of Closing Certificate 23....................................................21
          7.4     No Litigation.........................................................................21
          7.5     Governmental Approvals................................................................22
          7.6     Other Approvals.......................................................................22
          7.7     Shareholder Approval..................................................................22
          7.8     Tax Opinion...........................................................................22
          7.9     Material Adverse Change...............................................................22
          7.10    Information Statement.................................................................22
          7.11    Termination of Employment Agreement...................................................22
          7.12    Stock Combination.....................................................................22
          7.13    Satisfaction of Preemptive Rights.....................................................22
          7.14    Guarantees............................................................................23
          7.15    Articles of Incorporation and Bylaws..................................................23
          7.16    Satisfactory Due Diligence............................................................23
          7.17    Other Agreements......................................................................23

ARTICLE 8:        CONDITIONS TO OBLIGATIONS OF CELESTIAL................................................23
          8.1     Representations and Warranties........................................................23
          8.2     Performance of Covenants..............................................................23
          8.3     Delivery of Closing Certificate.......................................................23
          8.4     No Litigation.........................................................................23
          8.5     Governmental Approvals................................................................23
          8.6     Other Approvals.......................................................................24
          8.7     Shareholder Approval..................................................................24
          8.8     Tax Opinion...........................................................................24
          8.9     Material Adverse Change...............................................................24
          8.10    Information Statement.................................................................24
          8.11    Conversion of Notes...................................................................24

ARTICLE 9:        TERMINATION...........................................................................24
          9.1     Termination by Mutual Consent.........................................................24
          9.2     Termination by Celestial or PDI.......................................................24
          9.3     Termination by PDI....................................................................25
          9.4     Termination by Celestial..............................................................25
          9.5     Effect of Termination.................................................................25
          9.6     Amendment.............................................................................25
          9.7     Waiver................................................................................25

ARTICLE 10:       MISCELLANEOUS.........................................................................25
          10.1    Survival..............................................................................25
          10.2    Expenses..............................................................................26
          10.3    Notices...............................................................................26
          10.4    Prior Agreements; Modifications; Waivers..............................................26
          10.5    Governing Law.........................................................................27
          10.6    Captions..............................................................................27
          10.7    Counterparts..........................................................................27
          10.8    No Third Party Rights.................................................................27

         AGREEMENT AND PLAN OF MERGER (the "Agreement") dated April 3, 2001, between Celestial Ventures Corporation, a Nevada corporation ("Celestial"), and Polymer Dynamics, Inc., a Pennsylvania corporation ("PDI").

         WHEREAS, Celestial and PDI deem it advisable that, subject to the terms and conditions set forth in this Agreement, PDI be merged into Celestial (the "Merger") pursuant to the plan of merger set forth herein and the applicable provisions of the laws of the States of Nevada and Pennsylvania;

         WHEREAS, the Boards of Directors of Celestial and PDI have determined that it is in the best interests of their respective companies and their respective stockholders to consummate the business combination transaction provided for herein in which PDI will, subject to the terms and conditions set forth herein, merge with and into Celestial;

         WHEREAS, the Merger is intended to constitute a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound, the parties hereto do hereby agree as follows:

                             ARTICLE 1: THE MERGER
                                        ----------

         1.1 The Merger. Subject to and in accordance with the provisions of this Agreement, the General Corporation Law of Nevada, as amended (the "Nevada GCL") and the Pennsylvania Business Corporation Law of 1988, as amended (the "PaBCL"), at the Effective Time (as defined in Section 1.4), PDI shall be merged into Celestial, and Celestial shall be the surviving corporation organized under the Nevada GCL (the "Surviving Corporation"). At the Effective Time, the separate corporate existence of PDI shall cease.

         1.2      Effect of the Merger.
                  --------------------

                  (a) The Articles of Incorporation of Celestial in effect at the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation until such time as they are altered, amended or repealed in accordance with the provisions thereof and of applicable law.

                  (b) The By-Laws of Celestial in effect at the Effective Time of the Merger shall be the By-Laws of the Surviving Corporation until such time as they are altered, amended or repealed in accordance with the provisions thereof and of applicable law.

                  (c) The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of PDI immediately prior to the Effective Time, Irwin Schneidmill and Joseph Kaminski, each of whom shall serve as directors of the Surviving Corporation until such time as their terms expire and their successors are duly elected and qualified or until their earlier death, resignation, or removal, all in accordance with the procedures set forth in the By-Laws of the Surviving Corporation.

                  (d) The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of PDI immediately prior to the Effective Time, each of whom shall serve in accordance with the By-Laws of the Surviving Corporation and, if applicable, the terms and conditions contained in any written Employment Agreement between such officer and the Surviving Corporation.

         1.3 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall determine that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of PDI acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, PDI and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or desirable to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of PDI or otherwise to take any and all such action.

         1.4 Effective Time; Effective Date. (a) The Merger shall become effective (the "Effective Time") upon the later to occur of (i) the proper adoption and filing with the Secretary of State of the State of Nevada of Articles of Merger in accordance with Section 92A.200 of the Nevada GCL; and
(ii) the proper adoption and filing in the Department of State of the Commonwealth of Pennsylvania of Articles of Merger and the certificates or statement, if any, required by Section 139 of the PaBCL, by PDI in accordance with Section 1926 of the PaBCL. The Articles of Merger shall be delivered to the Secretary of State of the State of Nevada and the Department of State of the Commonwealth of Pennsylvania for filing simultaneously with the Closing referred to in Section 1.7 of this Agreement.

         1.5 Conversion of Securities. At the Effective Time (a) each share of Celestial's Common Stock, par value $.001 per share (the "Celestial Common"), issued and outstanding immediately prior to the Effective Time (excluding those held by persons who perfect their dissenters' rights pursuant to the Nevada GCL, which shall cease to exist and be cancelled) and (b) each warrant or option to purchase shares of Common issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, remain unchanged. Each share of Celestial Preferred Stock, par value $.001 per share (the "Celestial Preferred"), issued and outstanding immediately prior to the Effective Time (excluding those held by persons who perfect their dissenters' rights under the Nevada GCL which shall cease to exist and be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof be converted into one (1) share of Common Stock, par value $.001 per share of the Surviving Corporation.

                  (b) Each share of PDI's Common Stock, par value $.01 per share (the "PDI Common") issued and outstanding immediately prior to the Effective Time (excluding those held by persons who perfect their dissenters' rights pursuant to the PaBCL, which shall cease to exist and be cancelled) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of Common Stock of the Surviving Corporation.

                  (c) Each issued share of Celestial Common or Celestial Preferred held in the treasury of Celestial immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Celestial, be retired and shall resume the status of authorized and unissued shares of Celestial Common or Celestial Preferred, as the case may be.

                  (d) Each option to purchase shares of PDI Common outstanding immediately prior to the Effective Time of the Merger granted under PDI's Stock Option Plan (the "PDI Stock Option Plan"), or outside of such Plan, and each warrant to purchase shares of PDI Common outstanding immediately prior to the Effective Time of the Merger, shall be assumed by the Surviving Corporation and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option or warrant, as the case may be, to purchase the identical number of shares of the Surviving Corporation's Common Stock, at the identical exercise price and each such option or warrant shall otherwise have the same terms and conditions as provided therein. The PDI Stock Option Plan and all other option plans and programs described in the PDI Disclosure Statement shall be assumed as of the Effective Time by the Surviving Corporation with such amendments thereto as may be required to reflect the Merger. The Board of Directors of the Surviving Corporation shall have all of the powers conferred upon the Board of Directors of PDI under the PDI Stock Option Plan in administering the options outstanding thereunder.

                  (e) No fractional shares of Surviving Corporation Common Stock, and no certificate or scrip representing such fractional shares, shall be issued upon the conversion of any Celestial Preferred or PDI Common into shares of Surviving Corporation Common Stock pursuant to this Section 1.5. Instead, if, pursuant to this Section 1.5 a shareholder would otherwise be entitled to receive a fractional share of Surviving Corporation Common Stock, the Surviving Corporation shall, at its option in its sole discretion, elect to (i) pay to such shareholder in cash the value of such a fractional share based on the then applicable fair market value per share of such Common Stock or (ii) round the number of shares to be issued to such shareholder up to the next highest number of whole shares. If more than one certificate representing shares of Celestial Preferred or PDI Common shall be surrendered at one time for the account of the same shareholder, the number of full shares of Surviving Corporation Common Stock for which certificates shall be delivered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

                  (f) Each share of PDI Common and PDI Series A Preferred, Series B Preferred and Series C Preferred, if any, issued and held in the treasury of PDI immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of PDI, be cancelled and retired and shall cease to exist, without any conversion thereof into shares, or the right to receive shares, of Surviving Corporation Common Stock.

                  (g) For the purposes of this Section 1.5, each certificate which, immediately prior to the Effective Time of the Merger, represented shares of Celestial Preferred shall, at the Effective Time of the Merger and thereafter, be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which the shares of Celestial Preferred represented by such certificate have been converted pursuant to this
Section 1.5.

                  (h) For the purposes of this Section 1.5, each certificate which, immediately prior to the Effective Time of the Merger, represented shares of PDI Common shall, at the Effective Time of the Merger and thereafter, be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which the shares of PDI Common represented by such certificate have been converted pursuant to this Section 1.5.

         1.6 Exchange Procedures. (a) (i) At the Effective Time, the Surviving Corporation shall deposit with a bank, trust company, transfer agent or other person designated by the Surviving Corporation, which may be the Surviving Corporation itself (the "Exchange Agent"), for the benefit of each holder of an outstanding certificate or certificates (the "PDI Certificates") which prior thereto represented shares of PDI Common (the "PDI Shares"), for exchange in accordance with this Section 1.6(a), certificates representing the shares of Common Stock of the Surviving Corporation into which such PDI Shares have been so converted.

                           (ii)     As promptly as practicable after the
Effective Time, the Exchange Agent shall mail to each holder of a PDI Certificate which prior thereto represented PDI Shares (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the PDI Certificates shall pass, only upon delivery of the PDI Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may specify), and (y) instructions for use in effecting the surrender of the PDI Certificates in exchange for certificates representing the Surviving Corporation's Common Stock and, if applicable, any cash or certificates in lieu of any fractional shares. Such holder shall upon such surrender receive in exchange therefor a certificate or certificates representing the number of whole shares of Surviving Corporation Common Stock into which such PDI Shares shall have been converted. Until so surrendered and exchanged, each outstanding PDI Certificate which, prior to the Effective Time, represented PDI Shares shall, upon and after the Effective Time, be deemed for all purposes (other than to the extent provided in the following sentence) to evidence ownership of the number of whole shares of the Surviving Corporation's Common Stock into which such PDI Shares have been converted. Dividends, if any, payable after the Effective Time to the holders of the Surviving Corporation's Common Stock shall, at the option of the Surviving Corporation, be withheld from holders of PDI Certificates formerly representing PDI Shares until such PDI Certificates (or lost share affidavits reasonably acceptable in form and substance to the Surviving Corporation) are surrendered for exchange in accordance with this Section 1.6(a) and, if so withheld, shall then be paid without interest.

                           (iii)    In the event that any PDI Certificates
formerly representing PDI Shares (or lost share affidavits reasonably acceptable in form and substance to the surviving corporation) are not surrendered for exchange by the first anniversary of the Effective Time (the "Unsurrendered Certificates"), those certificates representing the Surviving Corporation's Common Stock corresponding to such Unsurrendered Certificates then held by the Exchange Agent shall be delivered to the Surviving Corporation, upon demand, and any stockholders of PDI who have not previously complied with this Section 1.6 shall thereafter look only to the Surviving Corporation for payment of their claim for the Surviving Corporation's Common Stock and any cash or certificates in lieu of fractional shares of Common Stock of the Surviving Corporation.

                  (b) At the Effective Time, the Surviving Corporation will follow similar exchange procedures as set forth in Section 1.6(a) for purposes of the exchange of certificates which prior thereto represented shares of Celestial Preferred for certificates representing the shares of Common Stock of the Surviving Corporation into which such shares of Celestial Preferred have been so converted.

                  (c) Following the Closing, the Surviving Corporation shall establish and implement procedures so that holders of stock certificates issued by PDI prior to the Merger may exchange those certificates for new stock certificates in equivalent denominations issued by the Surviving Corporation.

         1.7 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall, unless the parties hereto otherwise agree, take place at the offices of PDI, 2200 South 12th Street, Allentown, Pennsylvania 18105, after the fulfillment or waiver of the last of the conditions specified in Articles 7 and 8 hereof, or at such other time and place and on such other date as PDI and Celestial may agree not later than December 31, 2001 (the "Closing Date").

         1.8 Dissenting Shares. (a) Notwithstanding anything herein to the contrary, shares of Celestial Common that are outstanding immediately prior to the Effective Time and that are held by stockholders, if any, who shall have performed all such acts as are required to perfect dissenters' rights pursuant to the applicable provisions of the Nevada GCL (a "Celestial Dissenter") shall be converted into the right to receive the consideration payable in respect thereof in accordance with the Nevada GCL, unless such holder loses the status and rights of a Celestial Dissenter after the Effective Time. Any such payment shall be made by the Surviving Corporation. If after the Effective Time such holder loses the status and rights of a Celestial Dissenter, the Celestial Common or Celestial Preferred held by such holder shall be treated as if they had been converted as of the Effective Time into the right to receive Common Stock of the Surviving Corporation. Celestial shall promptly provide PDI with copies of any written demand for payment received by Celestial from a Celestial Dissenter.

                  (b) Notwithstanding anything herein to the contrary, shares of PDI Common and PDI Preferred that are outstanding immediately prior to the Effective Time and that are held by stockholders, if any, who shall have performed all such acts as are required to perfect dissenters' rights pursuant to the applicable provisions of the PaBCL (a "PDI Dissenter") shall be converted into the right to receive the consideration payable in respect thereof in accordance with the PaBCL, unless such holder loses the status and rights of a PDI Dissenter after the Effective Time. Any such payment shall be made by the Surviving Corporation. If after the Effective Time such holder loses the status and rights of a PDI Dissenter, the PDI Common or PDI Preferred held by such holder shall continue to be outstanding shares of the Surviving Corporation's Common Stock or Preferred Stock, as the case may be. PDI shall promptly provide Celestial with copies of any written demand for payment received by PDI from a PDI Dissenter.

         1.9 Conversion Transactions. Prior to the Effective Time, PDI shall endeavor to obtain the conversion of Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares into shares of PDI Common, at the exchange ratios expressed in Sections 1.13, 2.5(b) and 2.5(c) hereof, along with the debt on the books of PDI in the aggregate of approximately $10,000,000. The conversion transactions contemplated by this Section are referred to as the "Conversion Transactions". In the event that these Conversion Transactions are not consummated prior to the Effective Time, the parties shall amend this Agreement to reflect that such securities are still outstanding.

         1.10 Tax-Free Reorganization. The parties intend that the Merger qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code") and the regulations thereunder.

         1.11 Ratification of Celestial Reverse Stock Split. Celestial shall obtain prior to the Effective Time the requisite approval and ratification by its stockholders of (i) the 1 for 15 stock combination effected by Celestial in May 1996 and the corresponding proportionate adjustment in the conversion ratio of Celestial's outstanding Preferred Stock (the "Stock Combination"), and (ii) any necessary amendment to Celestial's Articles of Incorporation required by the Nevada GCL in connection therewith (the "Stock Combination Articles Amendment").

         1.12 Satisfaction of Preemptive Rights. Celestial shall, prior to the Effective Time, obtain waivers or otherwise resolve to PDI's satisfaction any claims that Celestial's stockholders may have under Section 78.265 of the Nevada GCL to purchase securities of Celestial in respect of prior issuances of securities made by Celestial.

         1.13 Ratification of Series A Preferred Shares Conversion. At, or prior to the Effective Time, the Board of Directors of PDI shall have approved the conversion of PDI's Series A Preferred Shares into PDI Common at a conversion ratio of .7519 Common Shares for every share of Series A Preferred in accordance with the PaBCL and the By-Laws of PDI.

                ARTICLE 2: REPRESENTATIONS AND WARRANTIES OF PDI
                           -------------------------------------

         PDI represents and warrants to Celestial that at the date of this Agreement, except as disclosed in the disclosure statement of PDI delivered by PDI to Celestial on the date hereof (the "PDI Disclosure Statement"):

         2.1 Incorporation of PDI. PDI is a corporation validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. PDI is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership of property or the conduct of its business makes such qualification necessary and in which the failure to so qualify would have a material adverse effect upon the business, prospects, assets, financial condition, or results of operations of PDI (a "PDI Material Adverse Effect").

         2.2 Authorization. PDI has full corporate power and authority to execute, deliver and perform this Agreement and the Merger. This Agreement has been duly executed and delivered by PDI, and has been duly authorized by its Board of Directors. Upon the requisite approval thereof by its stockholders, all corporate action of PDI necessary for due authorization of this Agreement and the Merger will have been duly taken. Upon execution and delivery of this Agreement by PDI, it shall be the valid obligation of PDI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or insolvency laws or by general equitable principles.

         2.3 Non-Contravention. The execution and delivery of this Agreement do not, and at the Closing, assuming requisite shareholder and board approval of the Merger and this Agreement, the performance and the consummation of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under, any terms or provisions of the Articles of Incorporation or By-laws of PDI, or any statute, rule or regulation, or any judicial or governmental decree, order or judgment, or any material contract, mortgage, indenture, agreement, lease or other instrument to which PDI is a party or to which any of its assets is subject.

         2.4 Consents. Except for compliance with Federal and state securities laws, the requisite approvals of the board of directors and stockholders of PDI and Celestial, and the filing of Articles of Merger and certificates or statement pursuant to Section 1.4 and assuming completion of the Conversion Transactions prior to the Merger, no consent, approval, authorization, order, registration or qualification of or with any court, any regulatory authority or other governmental body, or any other person, is required, which if not obtained would prevent the Merger or would have a PDI Material Adverse Effect.

         2.5 Capitalization of PDI. (a) The authorized capital stock of PDI consists of (i) 50,000,000 shares of Common Stock, par value $.01 per share,
(ii) 3,443,040 Series A Preferred Shares, par value $1.00 per share, (iii) 20,000 Series B Preferred Shares, par value $100 per share, (iv) 100,000 Series C Preferred Shares, par value $50 per share, (v) 5,000,000 Series D Preferred Shares, par value $1.00 per share, and (vi) 41,436,960 undesignated Preferred Shares. Of these authorized shares, before giving effect to the Conversion Transactions, 29,374,424 Common Shares, 1,263,846 Series A Preferred Shares, 20,000 Series B Preferred Shares and 100,000 Series C Preferred Shares are validly issued and outstanding, fully paid and nonassessable. No Series D Preferred Shares or other Preferred Shares are issued or outstanding.

                  (b) After the Merger, each Series B Preferred Share is convertible by its terms into 104.5334 Common Shares, with all outstanding Series B Preferred Shares convertible into an aggregate of 2,090,668 Common Shares. After the Merger, each Series C Preferred Share is convertible by its terms into 37.5399 Common Shares, with all outstanding Series C Preferred Shares convertible into an aggregate of 3,753,990 Common Shares.

                  (c) 2,500,000 Shares of PDI Common are reserved for issuance upon exercise of options granted and to be granted under the PDI Stock Option Plan described in the PDI Disclosure Statement.

                  (d) 2,409,173 Shares of PDI Common are reserved for issuance upon exercise of outstanding warrants.

                  (e) An aggregate of 7,416,104 Shares of PDI Common are reserved for issuance pursuant to conversion of an aggregate of approximately $10,000,000 in principal and accrued interest in outstanding loans to PDI from various entities and individuals.

                  (f) The Board of Directors of PDI has authorized the issuance of up to 3,759,398 shares of PDI Common pursuant to a private placement for $5,000,000 at a price of $1.33 per share.

Assuming consummation of all the Conversion Transactions (but not giving effect to the exercise of any options or warrants or the proposed private placement), PDI shall at the Effective Time have 46,085,436 shares of PDI Common Stock issued and outstanding and no shares of any class or series of Preferred Stock issued and outstanding.

         2.6 Stock Options, Warrants and Conversion Rights. PDI does not have outstanding any stock or other security, or any option, warrant or other right which entitles the holder thereof to purchase or otherwise acquire, or convert the same into, any capital stock or other security of PDI, other than the convertible securities, options and warrants described in Section 2.5.

         2.7 Subsidiaries. PDI has no subsidiaries and does not own any interest, directly or indirectly, in any other corporation, partnership, joint venture or other enterprise or entity, other than Polymer Dynamics Technology, Inc., Polymer Dynamics Engineering, Inc., and Polymer Properties I, Inc.

         2.8 Financial Statements. The balance sheets of PDI and its consolidated subsidiaries at June 30, 2000, and 1999, and the statements of income, cash flow and stockholders' equity for the two years then ended, including the notes thereto and the reports thereon of Rudolph Palitz, LLP, independent accountants, and the unaudited balance sheets of PDI and its consolidated subsidiaries at December 31, 2000 and 1999, and the unaudited statements of income, stockholders' equity and cash flow for the six months then ended, together with the notes thereto, all of which have been delivered to Celestial, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements and present fairly in all material respects the financial position of PDI and its consolidated subsidiaries as of the dates and for the periods indicated.

         2.9 Absence of Adverse Changes. Other than as set forth in the PDI Disclosure Statement, since December 31, 2000, there has not been any material adverse change in the business, prospects, assets, financial condition or results of operations of PDI (a "PDI Material Adverse Change").

         2.10 Undisclosed Liabilities. PDI does not have any material obligations or liabilities that are required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles, other than
(i) obligations or liabilities reflected on its balance sheet at December 31, 2000, and the notes thereto, (ii) obligations and liabilities incurred since December 31, 2000, in the ordinary course of PDI's business, (iii) obligations and liabilities to be performed or satisfied after December 31, 2000, under contracts and leases to which PDI is a party, and (iv) obligations or liabilities listed on the PDI Disclosure Statement.

         2.11 Title to Properties and Absence of Liens. PDI, directly or through its subsidiaries, has good title to all material properties and assets, real and personal, reflected in PDI's balance sheet as of December 31, 2000, and related notes, if any (other than any such properties or assets sold or disposed of since December 31, 2000, in the ordinary course of PDI's business), free and clear of all liens, encumbrances, security interests and claims ("Liens"), except (i) Liens for current taxes not yet due and payable, (ii) Liens reflected in such balance sheet or in the related notes, and (iii) Liens, if any, as are not material in character, amount or extent and do not materially detract from the value, or materially interfere with the use by PDI in its business of the properties subject thereto or affected thereby.

         2.12 Contracts and Leases. Set forth in the PDI Disclosure Statement is a description of all material real property leases and material employment contracts obligating PDI to employ any officers or employees other than on an at-will basis.

         2.13 Litigation. Except as set forth in the PDI Disclosure Statement, there is no action, suit or other litigation or proceeding or governmental investigation pending, or to the knowledge of PDI threatened, against PDI which, if adversely determined, would have a PDI Material Adverse Effect.

         2.14 Taxes. Except as set forth in the PDI Disclosure Statement or in the PDI financial statements previously provided to Celestial: (i) PDI has filed all Federal, state and local income, withholding, franchise, sales and other tax returns required to be filed by it; (ii) all taxes shown on such returns have been paid in full; (iii) the tax returns of PDI have not been audited by the Internal Revenue Service, other than those listed on the PDI Disclosure Statement; (iv) no taxing authority has asserted any tax deficiency against PDI, and PDI has no knowledge of any deficiency proposed or threatened to be asserted against it; (v) there are no agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any tax, nor are there any actions, suits, proceedings, or claims now pending or threatened by any Federal, state or local authority relating to any taxes.

         2.15 ERISA Plans. PDI has no pension, profit-sharing or other employee benefit or welfare plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") other than those listed on the PDI Disclosure Statement. PDI has no bonus or other compensation plan for its officers, directors or employees not subject to ERISA, other than those listed on the PDI Disclosure Statement.

         2.16 Labor Relations. PDI's employees are not represented by any labor union or other collective bargaining unit, and to PDI's knowledge, there is no union campaign being conducted to solicit cards from any employees to authorize the union to request an NLRB certification election with respect to those employees. There is no labor trouble, dispute, grievance or strike pending or, to PDI's knowledge, threatened, against PDI.

         2.17 Environmental Matters. To PDI's knowledge, except as disclosed in certain Phase I and Phase II studies which PDI has made available to Celestial.

                  (a) PDI has been and is in material compliance with all applicable federal, state and local law or regulation concerning or relating to industrial hygiene or the protection of health and/or the environment (the "Environmental Laws");

                  (b) There are no conditions on, about, beneath or arising from any properties owned or leased by PDI which would give rise to any liability under any applicable Environmental Law or which would require any response, removal or remedial action, as such terms are defined in Section 101 of the Comprehensive Environmental, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq. (1995), as amended, by such party;

                  (c) PDI has obtained and possesses all permits, licenses, approvals and other authorizations necessary under any applicable Environmental Law for the operation of its business except as would not have a PDI Material Adverse Effect;

                  (d) PDI has not received any notification of a release or threat of a release of any substance regulated under any of the Environmental Laws ("Hazardous Substance") at any site or location owned or operated by PDI; and

                  (e) PDI has not disposed of, transported or caused to be transported any Hazardous Substance on or to any on-site or off-site location which location currently is the subject of a federal, state or local enforcement action or other investigation or for which claims have been asserted against such party for clean-up costs, remedial work or damages to natural resources.

         2.18 Required Consent. Assuming the completion of the Conversion Transactions, the written consent of the holders of a majority of the shares of PDI Common described in Section 4.2 are the only consents of the holders of any class or series of capital stock of PDI necessary to approve this Agreement or the Merger.

         2.19 Corporate Records. The minute books of PDI are accurate and complete and reflect all resolutions adopted and all other actions authorized or ratified by the directors and stockholders of PDI.

         2.20 Accounting Controls. (a) To PDI's knowledge, neither PDI, nor any director, officer, agent, employee, consultant or other person associated with or acting on behalf of PDI, has (i) used, promised to use or authorized the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made, promised to make, or authorized the making of any direct or indirect unlawful payments to government officials or others from corporate funds or established or maintained any unlawful or unrecorded funds.

                  (b) To PDI's knowledge, PDI makes and keeps accurate books and records which in reasonable detail accurately and fairly reflect its transactions and dispositions of its assets and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of PDI's financial statements in accordance with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for the assets of PDI, (iii) access to the assets of PDI is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability of the assets of PDI is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

         2.21 Brokers and Financial Advisers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by PDI in such manner as not to give rise as a result of any action by PDI to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or financial advisory fee.

             ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF CELESTIAL
                        -------------------------------------------

         Celestial represents and warrants to PDI that at the date of this Agreement, except as disclosed in the disclosure statement of Celestial delivered by Celestial to PDI on the date hereof (the "Celestial Disclosure Statement"):

         3.1 Incorporation of Celestial. Celestial is a corporation validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Celestial is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership of property or the conduct of its business makes such qualification necessary and in which the failure to so qualify would have a material adverse effect upon Celestial's business, prospects, assets, financial condition or results of operations (a "Celestial Material Adverse Effect").

         3.2 Authorization. Celestial has full corporate power and authority to execute, deliver and perform this Agreement, the Merger and the Stock Combination. This Agreement has been duly executed and delivered by Celestial, and has been duly authorized, by its Board of Directors. Upon the requisite approval thereof by its stockholders, all corporate action of Celestial necessary for due authorization of this Agreement, the Merger and the Stock Combination will have been duly taken. Upon execution and delivery of this Agreement, it shall be the valid obligation of Celestial, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy or insolvency laws or general equitable principles.

         3.3 Non-Contravention. The execution and delivery of this Agreement do not, and at the Closing, assuming requisite shareholder approval of the Merger and this Agreement, the performance and the consummation of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under, any terms or provisions of the Articles of Incorporation or By-laws of Celestial, or any statute, rule or regulation, or any judicial or governmental decree, order or judgment, or any contract, mortgage, indenture, agreement or other instrument to which Celestial is a party or to which any of its assets is subject.

         3.4 Consents. Except for compliance with Federal and state securities laws, the requisite approvals of the directors and stockholders of PDI and Celestial, and the filing of Articles of Merger pursuant to Section 1.4, and any other filings required by the PaBCL, no consent, approval, authorization, order, registration or qualification of or with any court, any regulatory authority or other governmental body, or any other person, is required for the execution, delivery or performance by Celestial of this Agreement or the Merger.

         3.5 Capitalization of Celestial. The authorized capital stock of Celestial consists of (i) 500,000,000 shares of Common Stock, par value $.001 per share, and (ii) 500,000,000 shares of Preferred Stock, par value $.001 per share. 3,365,720 shares of Common Stock are validly issued and outstanding, fully paid and nonassessable, none of which shares of Common Stock are issued and held in the treasury. 258,853 shares of Preferred Stock are validly issued and outstanding, fully paid and nonassessable. No holders of any securities are entitled to any preemptive rights or registration rights.

         3.6 Stock Options and Conversion Rights. Other than as set forth in the Celestial Disclosure Statement, Celestial does not have outstanding any stock or other security, or any option, warrant or other right, which entitles the holder thereof to purchase or otherwise acquire or convert the same into any capital stock or other security of Celestial.

         3.7 Subsidiaries. Celestial has no subsidiaries and does not own any interest, directly or indirectly, in any other corporation, partnership, joint venture, enterprise or entity.

         3.8 Financial Statements. The balance sheets of Celestial at June 30, 2000 and 1999, and the statements of income, cash flow, and stockholders' equity for the years then ended, including the notes thereto and the report thereon of, Raich Ende Malter Lerner & Co., independent accountants, and the unaudited balance sheets of Celestial at December 31, 2000 and 1999, and the unaudited statements of income, cash flow and stockholder's equity for the six months then ended, together with the notes thereto, all of which have been delivered to PDI, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements and present fairly in all material respects the financial position of Celestial and the results of operations and changes in financial position of Celestial as of the dates and for the periods indicated.

         3.9 Absence of Adverse Changes. Since December 31, 2000, there has not been any material adverse change in the business, prospects, assets, financial condition or results of operations of Celestial (a "Celestial Material Adverse Change").

         3.10 Undisclosed Liabilities. Celestial does not have any liabilities or obligations of any nature, whether absolute, contingent, accrued or otherwise, other than (i) obligations or liabilities reflected on its balance sheet at December 31, 2000, and the notes thereto, (ii) obligations and liabilities to be performed or satisfied after December 31, 2000, under contracts and leases to which Celestial is a party and listed in the Celestial Disclosure Statement and (iii) obligations or liabilities listed in the Celestial Disclosure Statement.

         3.11 Title to Properties and Absence of Liens. Celestial has good title to all material properties and assets, real and personal, reflected in Celestial's balance sheet as of December 31, 2000, and related notes, (other than any cash expended since December 31, 2000, in payment of professional services rendered by Celestial's counsel and independent accountants, or as disclosed on the Celestial Disclosure Statement), free and clear of all Liens except (i) Liens for current taxes not yet due and payable, (ii) Liens reflected in the balance sheet at December 31, 2000 or in the related notes, and (iii) Liens, if any, as are not material in character, amount or extent and do not materially detract from the value of the properties subject thereto or affected thereby.

         3.12 Contracts and Leases. Set forth in the Celestial Disclosure Statement is a list of all contracts, leases and other agreements to which Celestial is a party or by which it or any of its assets or properties in bound. Celestial is not in breach of the provisions of any contract, lease or other agreement referred to in this Section 3.12.

         3.13 Litigation. Except as set forth in the Celestial Disclosure Statement, there is no action, suit or other litigation or proceeding or governmental investigation pending, or to the knowledge of Celestial threatened, against Celestial.

         3.14 Taxes. Celestial has filed all federal, state and local income, withholding, franchise, sales and other tax returns required to be filed by it. All taxes shown on such returns have been paid in full. The tax returns of Celestial have not been audited by the Internal Revenue Service. No taxing authority has asserted any tax deficiency against Celestial, and Celestial has no knowledge of any tax deficiency proposed or threatened to be asserted against it. There are no agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any tax, nor are there any actions, suits, proceedings, or claims now pending or threatened by any Federal, state or local authority relating to any taxes.

         3.15 ERISA Plans. Celestial has no pension, profit-sharing or other employee benefit or welfare plan subject to ERISA other than those listed on the Celestial Disclosure Statement. Celestial has no bonus or other compensation plan for its officers, directors or employees not subject to ERISA, other than those listed on the Celestial Disclosure Statement.

         3.16 Employees. Celestial has no officers or employees except as set forth in the Celestial Disclosure Statement. The current compensation of such persons is disclosed in the Celestial Disclosure Statement.

         3.17     Environmental Matters. To Celestial's knowledge:

                  (a) Celestial has been and is in material compliance with all applicable federal, state and local law or regulation concerning or relating to industrial hygiene or the protection of health and/or the environment (the "Environmental Laws");

                  (b) There are no conditions on, about, beneath or arising from any properties owned or leased by Celestial which would give rise to any liability under any applicable Environmental Law or which would require any response, removal or remedial action, as such terms are defined in Section 101 of the Comprehensive Environmental, Compensation and Liability Act, 42 U.S.C. ss.9601 et seq. (1995), as amended, by such party;

                  (c) Celestial has obtained and possesses all permits, licenses, approvals and other authorizations necessary under any applicable Environmental Law for the operation of its business except as would not have a Celestial Material Adverse Effect;

                  (d) Celestial has not received any notification of a release or threat of a release of any substance regulated under any of the Environmental Laws ("Hazardous Substance") at any site or location owned or operated by Celestial; and

                  (e) Celestial has not disposed of, transported or caused to be transported any Hazardous Substance on or to any on-site or off-site location which location currently is the subject of a federal, state or local enforcement action or other investigation or for which claims have been asserted against such party for clean-up costs, remedial work or damages to natural resources.

         3.18 Corporate Records. The minute books of Celestial are accurate and complete and reflect all resolutions adopted and all other actions authorized or ratified by the directors and stockholders of Celestial.

         3.19 Accounting Controls. (a) To Celestial's knowledge, neither Celestial, nor any director, officer, agent, employee, consultant or other person associated with or acting on behalf of Celestial, has (i) used, promised to use, or authorized the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made, promised to make, or authorized the making of any direct or indirect unlawful payments to government officials or others from corporate funds or established or maintained any unlawful or unrecorded funds.

                  (b) To Celestial's knowledge, Celestial makes and keeps accurate books and records which in reasonable detail accurately and fairly reflect its transactions and dispositions of its assets and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of Celestial's financial statements in accordance with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for the assets of Celestial, (iii) access to the assets of Celestial is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability of the assets of Celestial is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

                  (c) Celestial has not received, in the last four (4) years, any "management letters" from its certified public accountants regarding Celestial's accounting practices and procedures or internal financial controls or suggesting any changes to any thereof.

         3.20 Insurance. The Celestial Disclosure Statement sets forth all policies of insurance for workmen's compensation, fire, theft, business interruption, property, fire and other casualty, liability, and directors' and officers' liability insurance owned by Celestial which are now in force. The amount and extent of coverage on each such policy is sufficient to cover risk of loss commensurate with Celestial's current business and assets.

         3.21 SEC Reports. Except as stated in the Celestial Disclosure Statement, Celestial has filed on a timely basis (i) all forms, reports, statements and other documents required to be filed with the SEC, including without limitation (i) all Annual Reports on Form 10-KSB, (ii) all Quarterly Reports on Form 10-QSB (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of applicable law, including the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "1934 Act") as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         3.22 Takeover Laws. Celestial has taken all action required to be taken by it so that this Agreement, and the Merger and the other transactions contemplated by this Agreement, are exempt from the requirements of the provisions of Sections 78.378 to 78.3793 of the Nevada GCL pertaining to the acquisition of a controlling interest in Celestial, the provisions of Sections
78.411 to 78.444 of the Nevada GCL pertaining to business combinations with interested stockholders, and any other anti-takeover laws and regulations of the Nevada GCL. Celestial has not adopted any stockholders' rights plan, or any other anti-takeover device in its Articles of Incorporation, By-laws or otherwise.

         3.23 Required Consent. The written consent of (i) the holders of a majority of the shares of Celestial Preferred described in Section 5.2; and (ii) the holders of a majority of the shares of Celestial Common, each voting as a class, are the only consents of the holders of any class or series of capital stock of Celestial necessary to approve this Agreement or the Merger.

         3.24 Brokers and Financial Advisers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by Celestial in such manner as not to give rise as a result of any action by Celestial to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or financial advisory fee.

         3.25 Survival of Guarantees. As set forth in the Celestial Disclosure Statement, certain potential liabilities of Celestial have been guaranteed by John L. Patten, a shareholder of Celestial (the "Guarantees"). The Guarantees are legal, valid and binding obligations of Mr. Patten to Celestial and shall, at the Effective Time, remain legal, valid and binding obligations of Mr. Patten to the Surviving Corporation.

         3.26 Interim Financial Information. Celestial has provided to PDI and its certified public accountants copies of all financial and accounting records of Celestial for the periods from June 30, 2000 to and including the date of this Agreement, including without limitation all journals, general ledgers, statements of accounts and banking records (the "Supplemental Records"). Celestial hereby represents and warrants that there have been no transactions effected or liabilities undertaken that are not accounted for in the Supplemental Records. Nothing has come to the attention of management of Celestial that would render any of the Supplemental Records inaccurate in any respect or that would indicate the existence of any unasserted claim or contingent liability not reflected in the financial statements referred to in
Section 3.8, above, or in the Supplemental Records.

         3.27 Qualified Small Business Stock. The Celestial stock received by the PDI stockholders in the Merger qualifies as "qualified small business stock" under Section 1202 of the Internal Revenue Code of 1986, as amended.

                          ARTICLE 4: COVENANTS OF PDI
                                     ----------------

         4.1 Certain Actions Pending Merger. Except for the completion of the Conversion Transactions and the Senior Credit Facility, and the exercise or granting of options under the option plans and programs described in this Agreement or the PDI Disclosure Statement, prior to the Closing, without the consent of Celestial, which consent shall not be unreasonably withheld or delayed, PDI:

                  (a) will conduct its business in the ordinary and usual course;

                  (b) will not dispose of any material properties or assets except in the ordinary course of business;

                  (c) shall use its best efforts to preserve intact its business organization and maintain satisfactory relationships with its clients, employees, agents and service providers;

                  (d)      will not amend its charter or by-laws;

                  (e) will not issue, sell or otherwise permit to become outstanding any additional shares of capital stock other than those shares reserved for issuance as set forth in Section 2.5 hereof and up to 3,760,000 shares in a proposed private placement of PDI equity securities being contemplated by it; and

                  (f) will not make, declare or pay any dividends in respect of its capital stock, or combine or split any shares of any class or series of its capital stock.

         4.2 PDI Stockholders' Consent. PDI will take all action in accordance with the PaBCL to obtain the approval and consent of its stockholders regarding the Merger and this Agreement.

         4.3 Rule 145 Affiliates. (a) Promptly following the execution of this Agreement, PDI shall identify in a letter to Celestial all persons who might, at the Effective Time, be deemed to be an affiliate of PDI within the meaning of Rule 145 ("Rule 145 Affiliate").

                  (b) PDI shall use all reasonable efforts to deliver to Celestial as soon as practicable and in any case prior to the Effective Time, an agreement signed by each such Rule 145 Affiliate of PDI regarding compliance with Rule 145, which agreements (the "Affiliate Agreements") shall be in substantially the form of Exhibit C attached hereto.

                  (c) The Surviving Corporation shall be entitled to place legends on the certificates evidencing Common Stock of the Surviving Corporation to be received by Rule 145 Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Common Stock of the Surviving Corporation, consistent with the terms of such Affiliate Agreements, whether or not such Affiliate Agreements are actually delivered to the Surviving Corporation.

                       ARTICLE 5: COVENANTS OF CELESTIAL
                                  ----------------------

         5.1 Celestial Stockholders' Consent. Celestial will take all action in accordance with the Nevada GCL to obtain the approval and consent of its stockholders regarding the Merger and this Agreement.

         5.2 Certain Other Covenants by Celestial. Prior to the Closing, without the consent of PDI, Celestial shall not:

                  (a) sell, transfer, mortgage, pledge or otherwise dispose of any of its properties or assets;

                  (b) enter into or carry on any business, incur any liability to any party, whether for services to be rendered or otherwise, or enter into any contracts or agreements;

                  (c) amend its articles of incorporation or by-laws other than those amendments contemplated by this Agreement or Amendments requested or committed to by PDI;

                  (d) issue or sell any stock, other than up to an aggregate of 100,000 shares of common stock which Celestial may issue or sell to raise working capital, or grant or otherwise issue options, warrants or rights to subscribe for, or which are convertible into, its stock;

                  (e) declare, set aside or pay any dividend or make any distribution of assets or stock to its stockholders;

                  (f) split into a greater number or combine into a smaller number the outstanding shares of any class or series of its stock;

                  (g) make any investment of a capital nature, whether by purchasing stock or securities, making contributions to capital, making property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation, or by merger with or acquisition of substantially all of, the assets of any other person; provided, however, that Celestial may make loans to, or investments in, PDI.

                  (h) increase in any manner the compensation or fringe benefits of any of its officers or directors or employees, or pay or agree to pay any pension or retirement allowance or enter into or amend any employment agreement or any incentive compensation, profit sharing, stock purchase, stock option, savings, consultant, deferred compensation, retirement pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee or other person;

                  (i) permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated or any of the coverage thereunder to lapse;

                  (j) incur any liabilities or obligations (other than liabilities and obligations to Celestial's counsel and independent accountants for professional services); or

                  (k)      fail to timely file all SEC Reports.

         5.3 The Guarantees. Celestial shall take any and all actions and shall execute and deliver any and all documents, and shall use its best efforts to cause John L. Paten to take any and all actions and to execute and deliver any and all documents requested by PDI to ensure that the Surviving Corporation shall succeed to all the benefits of the Guarantees, as set forth in Section 3.25, above.

         5.4 Delivery of Stock. Celestial shall issue and cause to be delivered to the stockholders of PDI such number of shares of Surviving Corporation Common Stock as such shareholders are entitled to receive in connection with the Merger.

             ARTICLE 6: ADDITIONAL AGREEMENTS OF PDI AND CELESTIAL
                        ------------------------------------------

         6.1 Reasonable Best Efforts. PDI hereby covenants to and agrees with Celestial, and Celestial hereby covenants to and agrees with PDI, that subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other party herein in obtaining) any consent, authorization, order or approval of, or any exemption by any regulatory authority and any other third party that is required to be obtained by Celestial or PDI or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

         6.2 Stockholder Approvals. The Board of Directors of each of Celestial and PDI will recommend to their stockholders that their stockholders approve this Agreement and the Merger, and each of Celestial and PDI will take all reasonable lawful action to solicit such approval by its respective stockholders, provided that each of Celestial and PDI may withdraw, modify or change in an adverse manner to the other party its recommendations if the Board of Directors of such party, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify or change its recommendation could constitute a breach of the fiduciary duties of such party's Board of Directors under applicable law.

         6.3      Information Statement.
                  ---------------------

                  (a) Each of Celestial and PDI agrees to cooperate in the preparation of an information statement containing the information specified in
Schedule 14C (Rule 14c-101 under the 1934 Act) (the "Information Statement") to be filed by Celestial with the SEC in connection with the consummation of the Merger and the issuance of Common Stock of the Surviving Corporation in the Merger. PDI agrees to furnish to Celestial all information concerning PDI, its subsidiaries, officers, directors, and stockholders as may be reasonably requested in connection with the foregoing.

                  (b) Each of PDI and Celestial agrees, as to itself and its subsidiaries, that none of the information supplied by it for inclusion or incorporation by reference in the Information Statement or in any other document to be filed with the SEC will contain any statement which, at the time and in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Information Statement or any amendment or supplemental thereto. Celestial agrees that the Information Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC thereunder.

                  (c) Celestial will advise PDI, promptly after Celestial receives notice thereof, of the time when the Information Statement has been filed with the SEC, and will provide to PDI, immediately upon receipt by Celestial, copies of any request by the SEC for the amendment or supplement of the Information Statement or for additional information, and any other communication from the SEC in respect of the Merger or the documents filed in connection therewith.

         6.4 Press Releases. PDI hereby covenants to and agrees with Celestial, and Celestial hereby covenants to and agrees with PDI, that it will not, without the prior approval of the other, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law.

         6.5      Access; Information; Updated Disclosure Statement.
                  -------------------------------------------------

                  (a) PDI hereby covenants to and agrees with Celestial, and Celestial hereby covenants to and agrees with PDI, that upon reasonable notice, it, shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to the other (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Celestial nor PDI, nor any of their respective subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date hereof. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

                  (b) Neither party shall use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 6.7) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by the party required to hold such information in confidence or as such party is advised by counsel that any such information or document is required by applicable law to be disclosed.

                  (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

                  (d) On or prior to the fifteenth day following the date of this Agreement, PDI and Celestial shall each deliver to the other an updated PDI Disclosure Statement or Celestial Disclosure Statement, respectively, or a certificate of the President of PDI or Celestial, as applicable, that no changes shall be made to any respective PDI Disclosure Statement or Celestial Disclosure Statement delivered upon execution and delivery of this Agreement.

                  (e) Nothing in this Section 6.5 or elsewhere in this Agreement shall prohibit accurate disclosure by either party of information that is required to be disclosed to its stockholders, whether in any document required to be filed with the SEC or otherwise required to be publicly disclosed by applicable law or regulation.

         6.6 Acquisition Proposals. Without the prior written consent of the other, neither Celestial nor PDI shall, and each of them shall cause its respective subsidiaries and its subsidiaries' officers and directors not to, solicit or encourage inquiries with respect to, or engage in negotiations concerning, or provide any confidential information or assistance to, or have any discussions with, any person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such party. Nothing contained in this
Section 6.6 shall prohibit the Board of Directors of Celestial from complying with Rule 14e-2 promulgated under the 1934 Act with regard to an unsolicited tender offer or exchange offer.

         6.7 Confidentiality. Except as otherwise provided in Section 6.5(b), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed (other than by any party in violation of this Agreement) unless and until it is advised by counsel that any such information or document is required by applicable law to be disclosed.

         6.8 Indemnification. If the Merger is completed, all rights to indemnification (including advancement of expenses) existing on the Closing Date in favor of the present or former officers and directors of PDI with respect to action taken in their capacities as directors or officers of PDI prior to the Effective Time as provided in the Articles of Incorporation of PDI, the Bylaws of PDI or any indemnification agreements with PDI, as in effect prior to the Effective Time, shall survive the Merger and continue in full force and effect as obligations of the Surviving Corporation and any modifications required to the Articles of Incorporation or By-Laws of the Surviving Corporation to reflect such indemnities shall be included in the amended forms of such documents to be effective at the Effective Time.

                  ARTICLE 7: CONDITIONS TO OBLIGATIONS OF PDI
                             --------------------------------

         The obligations of PDI to effect the transactions contemplated hereby are, at its option, subject to the satisfaction or waiver of the following conditions precedent:

         7.1 Representations and Warranties. The representations and warranties of Celestial contained in this Agreement shall be true at and as of the Closing Date as though such representations and warranties were made at and as of such time except to the extent affected by the transactions contemplated hereby.

         7.2 Performance of Covenants. Celestial shall have performed or complied with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

         7.3 Delivery of Closing Certificate. Celestial shall have delivered to PDI a certificate dated the Closing Date and signed by its President to the effect set forth in Sections 7.1 and 7.2 above.

         7.4 No Litigation. No suit, action, investigation, or legal or administrative proceeding shall have been brought or shall have been threatened by any person (other than by Celestial) which questions the validity or legality of the transactions contemplated hereby.

         7.5 Governmental Approvals. All approvals, consents, permits, licenses or qualifications of or with any governmental body or agency having jurisdiction required for the consummation of the Merger pursuant to this Agreement shall have been obtained and be effective, and no such approval, consent, permit, license or qualification shall impose any condition or provision or requirement on the Surviving Corporation which was not imposed on Celestial or PDI prior to the Merger.

         7.6 Other Approvals. The consent or approval of all persons (other than governmental agencies) necessary for the consummation of the Merger pursuant to this Agreement, shall have been granted, and no such consent or approval (i) shall have been conditioned upon the modification, cancellation or termination of any lease, contract, commitment, agreement, franchise, license, or other right of either Celestial or PDI, or (ii) shall impose on the Surviving Corporation any condition or provision or requirement not imposed on Celestial or PDI prior to the Merger.

         7.7 Shareholder Approval. The stockholders of Celestial shall have duly approved the Merger, this Agreement and all other matters related thereto for which the Nevada GCL require such approval.

         7.8 Tax Opinion. Celestial and PDI shall have received from tax counsel selected by the parties a written opinion, in form and substance reasonably satisfactory to them, to the effect that the Merger, when effected in accordance with this Agreement, will qualify as a reorganization under Section 368(a) of the Code, and Celestial and PDI will constitute parties to such reorganization.

         7.9 Material Adverse Change. From the date hereof to the Closing Date, no Celestial Material Adverse Change shall have occurred.

         7.10 Information Statement. The Information Statement shall have been filed with and examined by the SEC and Celestial shall have been informed by the SEC that it shall have no further comment upon the Information Statement.

         7.11 Termination of Employment Agreement. The employment agreement between Celestial and Irwin Schneidmill described in the Celestial Disclosure Statement shall have been terminated prior to the Effective Time by Celestial and Irwin Schneidmill, at no cost or liability to or of Celestial or the Surviving Corporation.

         7.12 Stock Combination. The Stock Combination and Stock Combination Articles Amendment shall have been approved and ratified by Celestial's stockholders and the Stock Combination Articles Amendment shall have been duly filed with the Secretary of State of the State of Nevada prior to the Effective Time.

         7.13 Satisfaction of Preemptive Rights. Celestial shall have obtained waivers or otherwise resolved to PDI's satisfaction any claims that Celestial's stockholders may have under Section 78.265 of the Nevada GCL to purchase securities of Celestial in connection with prior issuances of securities made by Celestial.

         7.14 Guarantees. PDI shall have received evidence reasonably satisfactory to PDI and its counsel evidencing the availability to the Surviving Corporation of the Guarantees.

         7.15 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws in effect for the Surviving Corporation upon the Merger shall be in a form and substance satisfactory to PDI.

         7.16 Satisfactory Due Diligence. PDI and its accountants, attorneys, and representatives shall have completed to its reasonable satisfaction a due diligence review of Celestial's business and operations and PDI shall be satisfied in all respects with the results of such review.

         7.17 Other Agreements. The parties shall have entered into such other arguments as PDI may reasonably request.

               ARTICLE 8: CONDITIONS TO OBLIGATIONS OF CELESTIAL
                          --------------------------------------

         The obligations of Celestial to effect the transactions contemplated hereby are, at its option, subject to the satisfaction or waiver of the following conditions:

         8.1 Representations and Warranties. The representations and warranties of PDI contained in this Agreement shall be true at and as of the Closing Date as though such representations and warranties were made at and as of such time except to the extent affected by the transactions contemplated hereby.

         8.2 Performance of Covenants. PDI shall have performed or complied with each of its agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.3 Delivery of Closing Certificate. PDI shall have delivered to Celestial a certificate dated the Closing Date and signed by its President to the effect set forth in Sections 8.1 and 8.2 above.

         8.4 No Litigation. No suit, action, investigation, or legal or administrative proceeding shall have been brought or shall have been threatened by any person (other than PDI) which questions the validity or legality of the transactions contemplated hereby.

         8.5 Governmental Approvals. All approvals, consents, permits, licenses or qualifications of or with any governmental body or agency having jurisdiction required for the consummation of the Merger pursuant to this Agreement shall have been obtained and be effective, and no such approval, consent, permit, license or qualification shall impose any condition or provision or requirement on the Surviving Corporation which was not imposed on PDI or Celestial prior to the Merger.

         8.6 Other Approvals. The consent or approval of all persons (other than governmental agencies) necessary for, the consummation of the Merger pursuant to this Agreement shall have been granted, and no such consent or approval (i) shall have been conditioned upon the modification, cancellation or termination of any lease, contract, commitment, agreement, franchise, license, or other right of either Celestial or PDI, or (ii) shall impose on the Surviving Corporation any condition or provision or requirement not imposed on PDI or Celestial prior to the Merger.

         8.7 Shareholder Approval. The stockholders of PDI shall have duly approved the Merger, this Agreement and all other matters related thereto for which the PaBCL requires such approval.

         8.8 Tax Opinion. Celestial and PDI shall have received from tax counsel selected by the parties a written opinion, in form and substance reasonably satisfactory to them, to the effect that the Merger, when effected in accordance with this Agreement, will qualify as a reorganization under Section 368(a) of the Code, and Celestial and PDI will constitute parties to such reorganization.

         8.9 Material Adverse Change. From the date hereof to the Closing Date, no PDI Material Adverse Change shall have occurred.

         8.10 Information Statement. The Information Statement shall have been filed with and examined by the SEC and Celestial shall have been informed by the SEC that it shall have no further comment upon the Information Statement.

         8.11 Conversion of Notes. Prior to the Effective Time, (i) PDI's Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares outstanding shall have been fully converted into Common Shares of PDI at the conversion rates provided for in Section 2.5(b) hereof, and (ii) PDI's Notes in the aggregate principal amount of $10,000,000 shall have been fully converted into Common Shares of PDI.

                             ARTICLE 9: TERMINATION
                                        -----------

         9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the filing of the Articles of Merger, before or after obtaining the requisite stockholder approvals, by the mutual consent of Celestial and PDI, by action of their respective boards of directors.

         9.2 Termination by Celestial or PDI. This Agreement may be terminated and the Merger may be abandoned by action of either the board of directors of Celestial or the board of directors of PDI if (i) the Merger shall not have been consummated on or before June 30, 2001, or such later date as may be mutually agreed to by the parties hereto, provided that the party seeking to terminate this Agreement is not otherwise in breach in any material respect of any of its obligations hereunder or (ii) any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

         9.3 Termination by PDI. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of PDI if (i) Celestial shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Effective Time and such failure has not been cured within 30 days after receipt of notice thereof, (ii) the Merger shall fail to receive the requisite vote for approval by the stockholders of Celestial, or
(iii) there is a non-occurrence of any of the conditions precedent set forth in
Article 7 hereof.

         9.4 Termination by Celestial. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of Celestial if
(i) PDI shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to the Effective Time and such failure has not been cured within 30 days after receipt of notice thereof, (ii) the Merger shall fail to receive the requisite vote for approval by the stockholders of PDI, or (iii) there is a non-occurrence of any of the conditions precedent set forth in
Article 8 hereof.

         9.5 Effect of Termination. (a) Except as provided in Section 6.5 hereof with respect to information obtained in connection with the transactions contemplated hereby, and except as provided in paragraph (b) below, in the event of the termination of this Agreement, and the abandonment of the Merger, this Agreement shall thereafter become void and have no effect, and no party thereto shall have any liability to any other party hereto or its stockholders, directors or officers in respect thereof, and each party shall be responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that nothing herein shall relieve any party from liability for any willful breach hereof.

         9.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto, except as set forth in Section 9.7. In the event of such an amendment subsequent to the adoption of the plan by shareholders of either PDI or Celestial, the Board of Directors of each party shall have the authority to approve the amendment subject to the provisions of Section 1922 of the PaBCL and Section _____ of the Nevada GCL.

         9.7 Waiver. Any time prior to the Effective Time, any party hereto may (i) in the case of Celestial, extend the time for the performance of any of the obligations or other acts of PDI, or waive compliance with any of the agreements of PDI or with any conditions to its own obligations or (ii) in the case of PDI, extend the time for the performance of any of the obligations or other acts of Celestial, or waive compliance with any agreements of Celestial or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                           ARTICLE 10: MISCELLANEOUS
                                       -------------

         10.1 Survival. None of the representations and warranties included or provided for herein shall survive consummation of the Merger.

         10.2 Expenses. (a) Except as provided in paragraph (b) below, each of the parties hereto shall bear the expenses incurred by it in connection herewith.

                  (b) If the Merger occurs, the Surviving Corporation shall pay the fees and expenses of counsel to each of the parties and the fees and expenses of PDI's accountants.

         10.3 Notices. Any notice hereunder to a party shall be deemed to be properly served if in writing and delivered or mailed to, in the case of
Celestial:

                  Celestial Ventures Corporation
                  600 E. Crescent Avenue, Suite 202
                  Upper Saddle River, NJ  07458
                  Attention:  Irwin Schneidmill, President

         with a copy to:

                  Milberg Weiss Bershad Hynes & Lerach LLP
                  One Pennsylvania Plaza
                  New York, NY  10119
                  Attention:  Arnold H. Bressler, Esquire

         and, in the case of PDI:

                  Polymer Dynamics, Inc.
                  2200 South 12th Street
                  P.O. Box 4400
                  Allentown, PA  18105-4400
                  Attention:  W.J. Peoples, President

         with a copy to:

                  Stradley Ronon Stevens & Young, LLP
                  2600 One Commerce Square
                  Philadelphia, PA  19103
                  Attention:  Richard N. Weiner, Esquire

of Pennsylvania, or to such other address as may have been furnished in writing by such party to the other party to this Agreement, and shall be deemed to have been given as of the time delivered or mailed registered or certified mail, postage prepaid, except that notice of termination pursuant hereto shall be effective only upon receipt.

         10.4 Prior Agreements; Modifications; Waivers. This Agreement, together with the PDI Disclosure Statement and the Celestial Disclosure Statement, shall supersede any and all prior agreements, documents or other instruments with respect to the matters covered hereby. No modification of this Agreement, no waiver of any of the provisions and conditions hereof and no granting of any consent contemplated hereby shall be valid unless in writing and signed by duly authorized officers of the parties hereto.

         10.5 Governing Law. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of the Commonwealth except to the extent that mandatory provisions of Federal law or the corporate laws of the state of Nevada govern.

         10.6 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original copy hereof.

         10.8 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any other person, other than the persons indemnified under Section 6.8, any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, each of the corporate parties hereto has caused this Agreement to be signed in its corporate name by its President or one of its Vice Presidents and its corporate seal to be hereto affixed and to be attested by its Secretary or one of its Assistant Secretaries, all at the date first-above written.

Attest:                                      CELESTIAL VENTURES CORPORATION


By:                                          By:
   --------------------------------             --------------------------------
Name:  Irwin Schneidmill                     Name:  Irwin Schneidmill
Title: Secretary                             Title: President


Attest:                                      POLYMER DYNAMICS, INC.


By:                                          By:
   --------------------------------             --------------------------------
Name:  Deborah L. Kocher                     Name:  W. J. Peoples
Title: Secretary                             Title: President

                              DISCLOSURE STATEMENT
                           OF POLYMER DYNAMICS, INC.
                           -------------------------

         This document constitutes the PDI Disclosure Statement which is referred to in the Agreement and Plan of Merger dated April 3, 2001 ( the "Agreement") between Celestial Ventures Corporation ("Celestial") and Polymer Dynamics, Inc. ("PDI").

         The purpose of this PDI Disclosure Statement is to set forth the qualifications and exceptions to the representations and warranties of PDI set forth in Article II of the Agreement.

         PDI's disclosure of qualifications and exceptions to its representations and warranties is as follows:

         1. In general, PDI's representations and warranties are qualified for all of the matters disclosed in PDI's Private Placement Memorandum dated September 1, 2000, a copy of which has previously been furnished to Celestial (the "PPM").

         2. PDI's representations and warranties in Section 2.9, "Absence of Adverse Changes," are qualified by the disclosure that PDI has continued to incur operating losses in its current fiscal year. It is not yet operating at break-even.

         3. PDI's representations and warranties in Section 2.10, "Undisclosed Liabilities," are qualified by the disclosures in Schedules 2.10 and 2.11 attached hereto, and other liabilities described in the PPM.

         4. PDI's representations and warranties in Section 2.11, "Title to Properties and Absence of Liens," are qualified by the disclosures in
Schedule 2.11 attached hereto.

         5. PDI's representations and warranties in Section 2.12, "Contracts and Leases," are qualified by the disclosures in Schedule 2.12 attached hereto.

         6. PDI's representations and warranties in Section 2.13, "Litigation," are qualified by the disclosures set forth in Schedule 2.10 attached hereto.

         7. PDI's representations and warranties in Section 2.14, "Taxes," are qualified by the disclosures on Schedule 2.14 attached hereto.

         8. PDI's representations and warranties set forth in Section 2.15, "ERISA Plans," are qualified by the information set forth on Schedule 2.15 attached hereto.

         9.       The Phase I and Phase II environmental reports referred to in
Section 2.17 of the Agreement have been previously delivered to Celestial.

         PDI also discloses that if the Conversion Transactions described in
Section 1.9 of the Agreement are not completed prior to the Merger, the consent of the holders of PDI's outstanding Demand Notes will be required for the Agreement and the completion of the Merger.

Dated:   April 3, 2001                       POLYMER DYNAMICS, INC.


                                             By:
                                                --------------------------------
                                             Name:  W.J. Peoples
                                             Title: President


                                             Attest:
                                                    ----------------------------
                                             Name:  Deborah L. Kocher
                                             Title: Secretary


ACKNOWLEDGED AND ACCEPTED:

CELESTIAL VENTURES CORPORATION

By:
   --------------------------------------
Name:  Irwin Schneidmill
Title: President, Chief Executive and
       Financial Officer, Director


Attest:
       ----------------------------------
Name:
Title: Secretary

                                 SCHEDULE 2.10
                            Undisclosed Liabilities

1. The Company commenced litigation in August 1999 against Bayer Corporation on several legal theories, including a RICO cause of action for treble damages. The lawsuit arises from Bayer's alleged fraud and other deceptive practices, including the sale and delivery of defective machinery and parts, denying and covering up problems with the machinery and parts, theft of PDI's confidential information and trade secrets, as well as other improper conduct. PDI's suit encompasses, but is not limited to, a RICO cause of action, fraud, negligent misrepresentation, breach of fiduciary duty, misappropriation of trade secrets, unfair competition, and breach of contract. In response, Bayer filed a Motion to Dismiss raising technical defenses. On December 29, 1999, Judge Waldman entered an order accepting supplemental briefing filed by the parties, thereby certifying the motion as ready for decision.

On August 14, 2000, Judge Waldman rendered a decision denying Bayer's motion to dismiss all claims except Breach of Fiduciary Duty. PDI is now in a position to continue prosecution of the remaining actions which include: RICO: 18U.S.C. ss.1962(c), Common Law Fraud, Negligent Misrepresentation, Breach of Contract, Misappropriation of Confidential Commercial Information an Trade Secrets, Unfair Competition, and Breach of Disclosure Agreement. The Company is prepared to incur the costs associated with these actions and vigorously pursue them to their economic resolution.

2. On April 29, 1999, the Muller Sports Group, Inc. filed suit against PDI in the Supreme Court of the State of New York, County of New York for Breach of Contract, Specific Performance, Quantum Meruit, Account Stated, and Unjust Enrichment requesting damages in the amount of $196,000 and 100,000 shares of common stock of the Company. On December 14, 1999 the Supreme Court of the State of New York dismissed the case from the Commercial Division for failure to meet their criteria and transferred it to the Supreme Court General Docket. On April 12, 2000, the court granted PDI's motion to dismiss the Muller Sports Group's complaint is based upon PDI's alleged "transaction of business" but denied PDI's motion to dismiss on the grounds that PDI was not "doing business" in New York. The Plaintiff has abandoned his contract claim based on a "draft agreement" and the case has become a collection case for an "alleged payable" in the amount of $58,000. PDI has defended this case vigorously, and intends to do so until resolution. Any settlement of this claim will not have any material adverse affect on the Company .

3. The Company is in receipt of a claim by Team Compufyne filed December 3, 1999 in the District Court of the County of Suffolk, State of New York in the amount of $11,473. Any settlement of this claim will not have any material adverse affect on the Company.

2. The Company is in receipt of a claim by Summit Machinery for failure to take receipt of machines ordered through them and pay commissions allegedly due to Summit. PDI's intention is to thoroughly defend this litigation, and currently there is a request in front of the plaintiff's attorney to withdraw the suit in its entirety. Settlement discussions have been held in the range of $30,000; and while there is no guarantee the suit will be settled for this amount, any settlement of the claim will not have any material adverse affect on the Company.

3. The Company is receipt of a suit filed by DeLage Landen Financial Services, Inc. in the Chester County Court of Common Pleas wherein they accelerated a lease for full payment in the amount $108,669.11. Settlement discussions are being held and any settlement of the claim will not have any adverse affect on the Company.

4. The Company is in receipt of a suit filed by Weidner Plastics, Inc. in the Court of Common Pleas of Berks County, Pennsylvania for $14,948.00. Settlement discussions are being held and any settlement of the claim will not have any adverse affect on the Company.

                                 SCHEDULE 2.11
                    Title to Properties and Absence of Liens

         1. PDI issued certain demand notes (the "1998 Notes") that are secured by certain real property of PDI. These 1998 Notes are as follows:

                  a) Larry Martin, in the amount of $1,000,000 dated October 1, 1998.

                  b) Accrued Investment, Inc., in the amount of $200,000 dated October 1, 1998.

These 1998 Notes bear interest at the rate of 8% and are secured by a second position in a security interest in real property as described in an Open End Second Position Mortgage dated October 1, 1998.

In connection with these 1998 Notes, PDI issued (i) a warrant to Larry Martin to purchase 100,000 shares of Common Stock at $3.00 per share and (ii) a warrant to Accrued Investment, Inc. to purchase 20,000 shares of Common Stock at $3.00 per share. The warrants were not exercised as of their exercise date of October 1, 2000 and have expired.

    2. Polymer Dynamics, Inc. has a mortgage with The Bryn Mawr Trust Company in the amount of $2,000,000 at 10% Bank's prime rate of interest plus 1 1/2% interest rate, payable in full on March 1, 2003. This mortgage is collateralized by PDI's facility and property located at 2200 South 12th Street, Allentown, PA 18103.

    3. The Company entered into an agreement to factor its accounts receivables with Philadelphia Factors, Inc. on December 1, 1999. As part of the agreement, Philadelphia Factors has a lien against the Weldon Grinding machine, accounts receivable, and parts inventory. This lien is assigned by Philadelphia Factors to Star Financial, LP., Wilmington, DE.

    4. The following UCC-1 financing statements were filed with PDI, and/or its subsidiaries, as debtor:

                  a) A filing in favor of Mitel Corporation for telephone equipment installed in the facility.

                  b) A filing in favor of Palacras, Ltd. for a lien against intellectual property;

                  c) A filing in favor of Tokai Financial Services for leased computer equipment.

                                 SCHEDULE 2.12
                              Contracts and Leases

         1.       Equipment Leases

                  a) PDI leases certain equipment used in its manufacturing plant from Palacras, Ltd. The leases are on a month-to-month basis, with monthly rental fixed at below market prices in the amount of $9,186. PDI intends to lease this equipment from Palacras indefinitely for as long as the equipment is useful in its business. Palacras, Ltd. is a wholly owned by William J. Peoples.

                  b) PDI leases certain equipment from Tokai Financial Services, Inc. The lease is for 48 months, with monthly rental in the amount of $8,282.92. This lease is the same as De Lage Landen Financial Services, Inc. as identified under Section 2.10 Litigation.

                  c) PDI leases certain equipment from Mitel Capital Corporation. The lease is for 60 months, with monthly rental in the amount of $2,568.03.

         2. From time to time PDI enters into Employment Agreements with certain of its employees except its officers.

         3. PDI, from time to time, enters into Independent Sales Agreements with individuals having extensive background in the footwear OEM or retail markets. All contracts are specifically on a commission basis and capable of being terminated within sixty days notice. The Company has no responsibility for any payments to the Independent Sales Representatives except for commissions earned by them for sales in their respective territories.

                                 SCHEDULE 2.14

         As of February 28, 2001, PDI is delinquent on certain of its taxes as follows:

         Pennsylvania Department of Revenue          $   473,146.89
         Internal Revenue Service                    $ 3,893,188.66
         City of Allentown                           $    36,957.12
         Real Estate Taxes                           $   180,848.96


         Total                                       $ 4,584,141.63
                                                     --------------

         The above amounts are exclusive of penalties and interest. The following tax liens have been filed against the Company and will require satisfaction:

------------------------------------------- ---------------- -------------------- ------------------- ----------------
Filed by:                                   Docket Number:   Type:                Date Filed:         Amount
------------------------------------------- ---------------- -------------------- ------------------- ----------------
IRS                                         00-81            Employment           8/18/00             $688,680
------------------------------------------- ---------------- -------------------- ------------------- ----------------
Commonwealth of Pennsylvania                00-110           Employment           3/23/00             $903,039
------------------------------------------- ---------------- -------------------- ------------------- ----------------
Commonwealth of Pennsylvania                00-U-37          Unemployment         6/30/00             $58,837
------------------------------------------- ---------------- -------------------- ------------------- ----------------

------------------------------------------- ---------------- -------------------- ------------------- ----------------



         PDI has received extensions for the filing and has as of yet not filed its federal tax return for the year ended 6/30/00.

                                 SCHEDULE 2.15
                             ERISA and other Plans

         With the exception of Item #1 below, none of the following plans are subject to ERISA.

         1. Effective March 1, 1998, PDI established a 401(k) Plan for all employees of PDI meeting certain eligibility requirements, which in its initial form will be "non-contributing" by PDI. This plan is administered by Benefits Services Corporation, 1375 Peachtree Street, NE, Suite 300, Atlanta GA 30389-3116. A 401K filing is due on this plan; however it requires receipt of audited financial statement for year ending 12/31/99.

         2. PDI currently offers a health insurance plan to its employees. PDI currently pays the premiums of these plans for all of its employees, and when negotiated, also pays for family coverage. If family coverage has not been a part of the hiring negotiations, the employee is given the option to provide for family coverage through a payroll deduction program.

         3. PDI has implemented, and pays for, a life insurance plan for all of its employees at two times their annual wage.

         4. PDI has negotiated the rates of a short-term disability program for hourly workers and a long-term disability program for salaried workers. These programs are offered to employees, solely at their expense, through a payroll deduction program. PDI does not contribute to this expense.

         5. PDI offers a group dental insurance program to all of its employees through a payroll deduction program. PDI does not contribute to this expense.

         6. PDI's Board of Directors authorized and approved the establishment of the 1997 Stock Option Plan for officers, directors, and key employees. Under the program, 3,500,000 shares of Common Stock have been reserved for future issuance at an exercise price of $0.10 per share. In March 2001, PDI's Board of Directors authorized and approved the establishment of the 2001 Stock Option Plan for officers, directors, and key employees. Under this program, 2,500,000 shares of Common Stock have been reserved for future issuance at an exercise price of $0.25 per share. Both of the Plan's administration are by the Board of Directors of the Company.

         7. Although PDI owns no vehicles, it does reimburse payments for ownership of vehicles at varying amounts to William J. Peoples, Craig Peoples, Duane E. Peoples, and Deborah L. Kocher. In addition vehicle reimbursement plans, which range from $400 to $650 per month, are paid to approximately 10 other employees who are in management, sales and/or maintenance positions within PDI.

                            DISCLOSURE STATEMENT OF
                         CELESTIAL VENTURES CORPORATION

         This document constitutes the Celestial Disclosure Statement which is referred to in the Agreement and Plan of Merger dated April 3, 2001 (the "Merger Agreement") between Celestial Ventures Corporation ("Celestial") and Polymer Dynamics, Inc. ("PDI").

         The purpose of this Disclosure Statement is to set forth the qualifications and exceptions to the representations and warranties of the Celestial as set forth in Article III of the Merger Agreement. Each of the following schedules relates to the corresponding numbered section of Article III of the Merger Agreement.

Schedule 3.6      Stock Options and Conversion Rights

         None.

Schedule 3.7      Subsidiaries

         Celestial owns 1,488,889 shares of common stock of PDI.

Schedule 3.10     Undisclosed Liabilities

         See disclosures in Schedule 3.13 below.

Schedule 3.11     Title to Properties and Absence of Liens

         Since December 31, 2000, Celestial has not had any cash expenditures other than in payment of professional services rendered by Celestial's counsel and independent accountants.

Schedule 3.12     Contracts and Leases

1. Assumption Agreement dated June 20, 1997 between John Patten and Celestial for the R. M. Engineering note in the principal amount of $170,000 and the Dynamic subordinated note in the principal amount of $300,000.

2. Celestial maintains its corporate headquarters at 600 E Crescent Avenue, Suite 202, Upper Saddle River, New Jersey, 07458. This facility is currently leased by the holding company of The Remarkable Group, Inc., which expires on December 31, 2004 and provides for an option to renew for one five-year period. Although there is no formal sublease agreement between Celestial and Remarkable, Celestial has agreed to reimburse Remarkable for any use of the space by Celestial as well as for the use of Remarkable's personnel.

Schedule 3.13     Litigation

1. W. A. Salzman, et al., vs. Celestial Ventures Corp., et al., No. 98-2948; in the 334th Judicial District of Harris County, Texas.

         This matter arises out of the sale of T. J. Lingle Company to Celestial Ventures Corp. and Central Valve Company. The allegations involved an assertion that the assets of T. J. Lingle Company were misrepresented by R. J. Sudderth (former President of Celestial). There is a note that plaintiff believed obligated Celestial Ventures Corp. to pay between $400,000 and $500,000, based on these misrepresentations. Celestial vigorously disputed this assertion. The plaintiff, Mr. Salzman, passed away and the case is inactive.

2. Rouselle, I. D. vs. Celestial Ventures Corp., R. J. Sudderth., Individually, and William Salzman, Individually; In the County Court at law Number Four (4) of Harris County, Texas, No. 647763.

         Celestial has been named in the matter which we believe involves the same business dealings and operative facts involving the sale of T. J. Lingle Co. described above in the Salzman matter, but involving smaller dollar amounts. According to local counsel, Celestial has not yet been properly served in this matter.

3. Dixie Pine Sales, Inc. vs. T. J. Lingle Co. and Celestial Ventures Corp., In the Judicial District of Harris County, Texas, No. 643629.

         Celestial has been named in the matter, which we believe involves similar allegations as the Salzman matter described above, but involving smaller dollar amounts. According to local counsel, Celestial has not yet been properly served in this matter.

Schedule 3.15     ERISA Plans

         None.

Schedule 3.16     Employees

         Irwin Schneidmill, President, Chief Executive Officer and Chief Financial Officer of Celestial, is Celestial's sole employee.

         Mr. Schneidmill entered into a five-year employment agreement dated March 1, 1996 with Celestial to act as President and Chief Executive Officer; which provided for an initial annual base salary of $140,000. Mr. Schneidmill has forgone large portions of his compensation and other benefits from Celestial during fiscal years 2000, 1999, 1998 and 1997 in order to assist Celestial in meeting its cash flow needs and to support its capital expenditures. However, during fiscal 1999 and 1998, he received $30,000 and $71,669 respectively, in salary. In addition, for the year ended June 30, 1999, Celestial issued 100,000 shares of common stock to Mr. Schneidmill for director's fees.

Schedule 3.20     Insurance

         None.

Schedule 3.21     SEC Reports

         Since June 30, 1998, Celestial has filed the following reports with the Securities and Exchange Commission, each of which was not timely filed, on the dates listed:


Form Type                       Form Description                                  Date Filed
---------                       ----------------                                  ----------
10-QSB      Quarterly Report for the period ended December 31, 2000.               02/28/01
10-QSB      Quarterly Report for the period ended September 30, 2000.              02/13/01
10-KSB      Annual Report for the period ended June 30, 2000.                      11/16/00
10-QSB      Quarterly Report for the period ended March 31, 2000.                  06/06/00
10-QSB      Quarterly Report for the period ended December 31, 1999.               03/10/00
10-QSB      Quarterly Report for the period ended September 30, 1999.              03/10/00
10-KSB      Annual Report for the period ended June 30, 1999.                      03/10/00
10-QSB      Quarterly Report for the period ended March 31, 1999.                  09/27/99
10-QSB      Quarterly Report for the period ended December 31, 1998.               09/27/99
10-QSB      Quarterly Report for the period ended September 30, 1998.              09/27/99
10-KSB      Annual Report for the period ended June 30, 1998.                      05/07/99


Schedule 3.25     Survival of Guarantees

1. Assumption Agreement dated June 20, 1997 between John Patten and Celestial for the R. M. Engineering note in the principal amount of $170,000 and the Dynamic subordinated note in the principal amount of $300,000.

2. Indemnification Agreement dated April 2, 2001 between John Patten and Celestial for the matters disclosed in Schedule 3.13 herein.


Dated:   April 3, 2001

                                        CELESTIAL VENTURES CORPORATION


                                        By:
                                           -------------------------------------
                                           Name:  Irwin Schneidmill
                                           Title: President, Chief Executive and
                                                  Financial Officer, Director


ACKNOWLEDGED AND ACCEPTED:

POLYMER DYNAMICS, INC.


By:
   -------------------------------------
   Name:  W.J. Peoples